Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-211718

The Toronto-Dominion Bank $4,171,000 Leveraged Capped Buffered Basket-Linked Notes due August 31, 2020

The notes do not bear interest. The amount that you will be paid on your notes on the maturity date (August 31, 2020) is based on the performance of an unequally weighted basket of five indices: the EURO STOXX 50® Index (36% weighting), TOPIX (27% weighting), the FTSE® 100 Index (20% weighting), the Swiss Market Index (9% weighting), and the S&P/ASX 200 Index (8% weighting), as measured from the pricing date (December 21, 2018) to and including the valuation date (August 27, 2020).

If the final basket level on the valuation date is greater than the initial basket level, the return on your notes will be positive and will equal the participation rate of 200.00% times the percentage change of the basket, subject to the maximum payment amount of $1,538.00 for each $1,000 principal amount of your notes. If the final basket level declines by up to 15.00% from the initial basket level, you will receive the principal amount of your notes. If the final basket level declines by more than 15.00% from the initial basket level, the return on your notes will be negative, and you will lose approximately 1.1765% of the principal amount of your notes for every 1% that the final basket level has declined below the buffer level of 85.00% of the initial basket level. Despite the inclusion of the buffer level, due to the downside multiplier you may lose your entire principal amount.

The initial basket level was set to 100 on the pricing date and the final basket level will equal (i) 100 times (ii) the sum of 1 plus, as calculated for each basket component, (a) the percentage change of each basket component from the pricing date to the valuation date multiplied by (b) its weighting in the basket. The initial index level of each basket component is: 3,000.61 with respect to the EURO STOXX 50® Index, 1,488.19 with respect to TOPIX, 6,721.17 with respect to the FTSE® 100 Index, 8,417.29 with respect to the Swiss Market Index and 5,467.639 with respect to the S&P/ASX 200 Index.

To determine your payment at maturity, we will calculate the percentage change of the basket, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

●	if the percentage change is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 200.00% times (c) the percentage change, subject to the maximum payment amount;
●	if the percentage change is zero or negative but not below -15.00% (the final basket level is equal to the initial basket level or is less than the initial basket level, but not by more than 15.00%), $1,000; or
●	if the percentage change is negative and is below -15.00% (the final basket level is less than the initial basket level by more than 15.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the downside multiplier of approximately 117.65% (see page P-4) times (c) the sum of the percentage change plus 15.00%. You will receive less than the principal amount of your notes.

Decreases in the levels of the basket components may offset increases in the levels of other basket components. The performance of the basket components with the higher weightings will have a larger impact on your return on the notes. The notes do not guarantee the return of principal at maturity.

The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Any payments on the notes are subject to our credit risk. The notes will not be listed or displayed on any securities exchange or electronic communications network.

You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-8 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The initial estimated value of the notes at the time the terms of your notes were set on the pricing date was $995.60 per $1,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-8 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Public Offering Price[1]	Underwriting Discount[1]	Proceeds to TD
Per Note	$1,000.00	$0.00	$1,000.00
Total	$4,171,000.00	$0.00	$4,171,000.00

TD Securities (USA) LLC

Pricing Supplement dated December 21, 2018

1 See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-52 herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.

We, TD Securities (USA) LLC (“TDS”), or any of our affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we, TDS or any of our affiliates informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.

Additional Information Regarding the Estimated Value of the Notes

The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions and are set forth in this pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, the estimated cost TD may incur in hedging its obligations under the Notes and the estimated development and other costs which TD may incur in connection with the Notes. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value for the Notes. This initial estimated value was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-8. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — TD’s and TDS’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.

TD’s estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which TDS may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, TDS or another affiliate of TD’s intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market, if any, may exceed TD’s estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Pricing Date because, in its discretion, TD may elect to effectively reimburse to investors a portion of the estimated cost of hedging its obligations under the Notes and other costs in connection with the Notes which TD will no longer expect to incur over the term of the Notes. TD made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement TD may have with the distributors of the Notes. The amount of TD’s estimated costs which is effectively reimbursed to investors in this way may not be allocated ratably throughout the reimbursement period, and TD may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Pricing Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

If a party other than TDS or its affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly lower.

We urge you to read the “Additional Risk Factors” beginning on page P-8 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series E
Type of Note:	Leveraged Capped Buffered Basket-Linked Notes (the “Notes”)
Term:	Approximately 20 months
Basket:	An unequally weighted basket consisting of the following indices (each, a “Basket Component”):

Basket Component	Bloomberg Ticker	Component Weighting	Initial Index Level*
EURO STOXX 50® Index	SX5E	36%	3,000.61
TOPIX	TPX	27%	1,488.19
FTSE® 100 Index	UKX	20%	6,721.17
Swiss Market Index	SMI	9%	8,417.29
S&P/ASX 200 Index	AS51	8%	5,467.639
* With respect to each Basket Component, its Closing Level on the Pricing Date.
CUSIP / ISIN:	89114QGF9 / US89114QGF90
Agent:	TD Securities (USA) LLC (“TDS”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $4,171,000 in the aggregate for all the offered Notes; the aggregate principal amount of the offered Notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of this pricing supplement.
Pricing Date:	December 21, 2018
Issue Date:	January 2, 2019
Valuation Date:	August 27, 2020, subject to postponement for market disruption events and other disruptions, as described in “— Final Index Levels” below.
Maturity Date:	August 31, 2020, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Maturity Date” on page PS-18 in the product prospectus supplement and in “— Final Index Levels” below.

Payment at Maturity:

For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:

●      if the Final Basket Level is greater than or equal to the Cap Level, the Maximum Payment Amount;

●      if the Final Basket Level is greater than the Initial Basket Level but less than the Cap Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Leverage Factor times (c) the Percentage Change;

●      if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level, $1,000; or

●      if the Final Basket Level is less than the Buffer Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Downside Multiplier times (c) the sum of the Percentage Change plus the Buffer Percentage.

If the Final Basket Level is less than the Buffer Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose their entire Principal Amount.

All amounts used in or resulting from any calculation relating to the Notes, including the Payment at Maturity, will be rounded upward or downward as appropriate, to the nearest cent.

Leverage Factor:	200.00%
Cap Level:	126.90% of the Initial Basket Level
Buffer Percentage:	15.00%
Buffer Level:	85.00, which is 85.00% of the Initial Basket Level
Downside Multiplier:	The quotient of the Initial Basket Level divided by the Buffer Level, which equals approximately 117.65%
Maximum Payment Amount:	$1,538.00 per $1,000 Principal Amount of the Notes (153.80% of the Principal Amount of the Notes). As a result of the Maximum Payment Amount, the maximum return at maturity of the Notes is 53.80% of the Principal Amount of the Notes.
Percentage Change:	The quotient of (1) the Final Basket Level minus the Initial Basket Level divided by (2) the Initial Basket Level, expressed as a percentage.
Initial Basket Level:	100
Final Basket Level:	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
Basket Component Return:	With respect to each Basket Component: Final Index Level - Initial Index Level Initial Index Level
Initial Index Level:	With respect to each Basket Component, its Closing Level on the Pricing Date, as shown in the table above.

Final Index Level:

With respect to each Basket Component, its Closing Level on the Valuation Date, subject to adjustment as provided under “General Terms of the Notes — Unavailability of the Level of the Reference Asset” beginning on page PS-18 of the accompanying product prospectus supplement.

If the originally scheduled Valuation Date is not a Trading Day with respect to a Basket Component or a market disruption event with respect to a Basket Component occurs or is continuing on the originally scheduled Valuation Date, the Final Index Level for that Basket Component will be its Closing Level on the first Trading Day for such Basket Component following the originally scheduled Valuation Date on which the Calculation Agent determines that a market disruption event does not occur or is not continuing. If a market disruption event with respect to such Basket Component occurs or is continuing on each Trading Day to and including the tenth scheduled Trading Day following the originally scheduled Valuation Date, or if there are no Trading Days for a period of 10 scheduled Trading Days, the Final Index Level for that Basket Component will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that tenth scheduled Trading Day, regardless of whether such day is a Trading Day or the occurrence or continuation of a market disruption event on that day. For the avoidance of doubt, if the originally scheduled Valuation Date is a Trading Day and no market disruption event exists on that day with respect to a Basket Component, the determination of that Basket Component’s Final Index Level will be made on the originally scheduled Valuation Date, irrespective of the non-Trading Day status or the existence of a market disruption event with respect to any other Basket Component. For the definition of a market disruption event, see “General Terms of the Notes — Market Disruption Events” beginning on page PS-19 of the product prospectus supplement. If the originally scheduled Valuation Date is postponed due to a non-Trading Day or a market disruption event for any Basket Component, the Maturity Date will be postponed to the second Business Day after the postponed Valuation Date.

Closing Level:	With respect to each Basket Component, its Closing Level will be the official closing level of that Basket Component or any successor index (as defined in the product prospectus supplement) published by the Index Sponsor (as defined in the product prospectus supplement) on any Trading Day for that Basket Component.
Limited events of default:	Notwithstanding anything to the contrary set forth in the prospectus, the only events of default for the Notes are expected to be (i) principal payment defaults that continue for 30 business days and (ii) certain bankruptcy, insolvency or reorganization events. No other breach or default under our indenture or the Notes will result in an event of default for the Notes or permit the trustee or holders to accelerate the maturity of any debt securities – that is, they will not be entitled to declare the Principal Amount of any Notes to be immediately due and payable. See “Additional Risk Factors— Notwithstanding Anything to the Contrary Set Forth in the Prospectus, the Indenture Will Provide Only Limited Acceleration and Enforcement Rights for the Notes”.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
Trading Day:

A Trading Day with respect to a Basket Component means a day on which:

(A)  the Eurex (as to the EURO STOXX 50® Index), the Tokyo Stock Exchange (as to TOPIX), the London Stock Exchange (as to the FTSE® 100 Index), the SIX Swiss Exchange (as to the Swiss Market Index), or the Australian Stock Exchange (as to the S&P/ASX 200 Index) (or any successor to the foregoing exchanges), as applicable, is open for trading; and

(B)  that Basket Component or its successor thereto is calculated and published.

U.S. Tax Treatment:	By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Basket. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Please see the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus.
Canadian Bail-in:	The Notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.

Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-8 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm

▪	Product Prospectus Supplement MLN-EI-1 dated June 30, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000089109216015847/e70323_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

Additional Risk Factors

The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” beginning on page PS-5 in the product prospectus supplement and “Risk Factors” on page 1 in the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Principal at Risk.

Investors in the Notes could lose their entire Principal Amount if there is a decline in the level of the Basket by more than the Buffer Percentage. If the Final Basket Level is less than the Initial Basket Level by more than 15.00%, you will lose a portion of each $1,000 Principal Amount in an amount equal to (i) the Downside Multiplier multiplied by (ii) the sum of the negative Percentage Change plus the Buffer Percentage multiplied by (iii) $1,000. Specifically, you will lose approximately 1.1765% of the Principal Amount of each of your Notes for every 1% that the Final Basket Level is less than the Initial Basket Level in excess of the Buffer Percentage and you may lose your entire Principal Amount.

The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on Conventional Debt Securities of Comparable Maturity.

There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

Your Potential Return on the Notes Is Limited by the Maximum Payment Amount and May Be Less Than the Return on a Direct Investment In the Basket Components.

The opportunity to participate in the possible increases in the level of the Basket through an investment in the Notes will be limited because the Payment at Maturity will not exceed the Maximum Payment Amount. Furthermore, the effect of the Leverage Factor will not be taken into account for any Final Basket Level exceeding the Cap Level no matter how much the level of the Basket may rise above the Cap Level. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the performance of the Basket Components.

Changes in the Level of One Basket Component May Be Offset by Changes in the Level of the Other Basket Components.

A change in the level of one Basket Component may not correlate with changes in the levels of the other Basket Components. The level of one or more Basket Components may increase while the level of one or more other Basket Components may not increase as much, or may even decrease. Therefore, in determining the level of the Basket as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of one or more other Basket Components. Because the weightings of the Basket Components are not equal, the performances of the EURO STOXX 50® Index, TOPIX and the FTSE® 100 Index will have a significantly larger impact on your return on the Notes than the performance of the Swiss Market Index or the S&P/ASX 200 Index.

Notwithstanding Anything to the Contrary Set Forth in the Prospectus, the Indenture Will Provide Only Limited Acceleration and Enforcement Rights for the Notes.

In connection with the implementation of certain Canadian federal statutes, and notwithstanding anything to the contrary set forth in the prospectus, the indenture under which the Notes are issued has been supplemented to provide that, for any Notes of a series issued on or after September 23, 2018, including the Notes offered by this pricing supplement, acceleration will only be permitted if (i) we default in the payment of the principal of, or interest on, any note of that series and, in each case, the default continues for a period of 30 business days, or (ii) certain bankruptcy, insolvency or reorganization events occur. As a result, before you invest in the Notes, you should consider the risk that your safeguards and your ability to effect remedies under the indenture will be limited. See “Events of Default” herein for additional information.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Although the return on the Notes will be based on the performance of the Basket, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, you may not receive any amounts due under the terms of the Notes.

The Agent Discount, if any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect any dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential for that dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for that dealer to sell the Notes to you in addition to any compensation they would receive for the sale of the Notes.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS and our affiliates may make a market for the Notes; however, they are not required to do so. TDS and our affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the levels of the Basket Components and, as a result, you may suffer substantial losses.

If the Level of the Basket Components Change, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of the Basket Components. Changes in the levels of the Basket Components may not result in a comparable change in the market value of your Notes. Even if the levels of the Basket Components increase above the Initial Index Levels during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

The Payment at Maturity Is Not Linked to the Levels of the Basket Components at Any Time Other than the Valuation Date.

The Final Basket Level will be based on the Closing Levels of the Basket Components on the Valuation Date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the Closing Levels of the Basket Components dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Levels of the Basket Components prior to such drop in the levels of the Basket Components. Although the actual levels of the Basket Components on the Maturity Date or at other times during the life of your Notes may be higher than their levels on the Valuation Date, you will only benefit from the Closing Levels of the Basket Components on the Valuation Date.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.

At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of this pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.

The Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at Principal Amount. If you purchase your Notes at a premium to Principal Amount and hold them to the Maturity Date, the return on your investment in the Notes will be lower than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount. In addition, the impact of the Buffer Level and the Cap Level on the return on your investment will depend upon the price you pay for your Notes relative to Principal Amount. For example, if you purchase your Notes at a premium to Principal Amount, the Cap Level will only permit a lower positive return on your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount. Similarly, the Buffer Level, while still providing some protection for the return on the Notes, will allow a greater percentage decrease in your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount.

You Will Not Have Any Rights to the Securities Included in Any Basket Component.

As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in a Basket Component (the “Basket Component Constituents”) would have. The Final Basket Level will not reflect any dividends paid on any Basket Component Constituents.

We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor.

No Index Sponsor is an affiliate of ours or will be involved in any offerings of the Notes in any way. Consequently, we have no control of any actions of an Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust the Payment at Maturity. No Index Sponsor has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from any issuance of the Notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to the relevant Basket Component.

Trading and Business Activities by TD and Our Affiliates May Adversely Affect the Market Value of the Notes.

TD and our affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the levels of the Basket Components or the prices of one or more Basket Component Constituents, and we or they may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the applicable Basket Components or one or more Basket Component Constituents.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

We and our affiliates may, at present or in the future, engage in business with one or more issuers of a Basket Component Constituent (a “Basket Component Constituent Issuer”), including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between us and our affiliates obligations, and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to one or more Basket Components or Basket Component Constituent Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these business activities by us or one or more of our affiliates may affect the level of one or more Basket Components or one or more Basket Component Constituents and, therefore, the market value of the Notes.

TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) is Less Than the Public Offering Price of the Notes.

TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes is less than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

TD’s and TDS’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.

TD’s initial estimated value of the Notes and TDS’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including TDS’s) Estimates.

TD’s initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” on page P-2. Different pricing models and assumptions (including the pricing models and assumptions used by TDS) could provide valuations for the Notes that are different, and perhaps materially lower, from TD’s initial estimated value. Therefore, the price at which TDS would buy or sell your Notes (if TDS makes a market, which it is not obligated to do) may be materially lower than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Estimated Value of the Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes.

The estimated value of the Notes is not a prediction of the prices at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the public offering price of your Notes. As a result, the price at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which TDS May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market (if TDS makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Pricing Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which TDS may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:

•	the levels of the Basket Components;
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Basket;
•	the dividend rates, if applicable, of the Basket Component Constituents;

•	economic, financial, regulatory and political, military or other events that may affect the prices of any of the Basket Component Constituents and thus the level of the Basket;
•	the correlation among the Basket Components;
•	interest rate and yield rates in the market;
•	the time remaining until your Notes mature;
•	any fluctuations in the exchange rate between currencies in which the Basket Component Constituents are quoted and traded and the U.S. dollar, as applicable; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.

The future levels of the Basket cannot be predicted. The actual change in the level of the Basket over the life of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical closing levels of the Basket or to the hypothetical examples shown elsewhere in this pricing supplement.

Investment in the Offered Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.

The value of your Notes is linked to Basket Components which include Basket Component Constituents traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as "Brexit"). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

Your Notes Are Linked to Basket Components that are comprised of Basket Component Constituents that Are Traded in Non-U.S. Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in Exchange Rates.

Because your Notes are linked to Basket Components with Basket Component Constituents that are traded in non-U.S. currencies but are not adjusted to reflect their U.S. dollar value, the Payment at Maturity will not be adjusted for changes in the applicable non-U.S. currency/U.S. dollar exchange rates. The Payment at Maturity will be based solely upon the overall change in the levels of the Basket Components over the life of your Notes. Changes in exchange rates, however, may reflect changes in the economy of the countries in which the Basket Component Constituents are listed that, in turn, may affect the level of the relevant Basket Component, and therefore the Basket.

As of the Date of this Pricing Supplement, There is No Actual History for the Closing Levels of the Basket.

The Payment at Maturity, if any, for each of your Notes is linked to the Percentage Change in the Basket, which will begin to be calculated on the Pricing Date. Since there will be no actual history for the closing levels of the Basket, no actual historical information about the Closing Levels of the Basket will be available for you to consider in making an independent investigation of the performance of the Basket, which may make it difficult for you to make an informed decision with respect to an investment in your Notes.

Hypothetical Past Basket Performance is No Guide to Future Performance.

The actual performance of the Basket over the life of the Notes, as well as the Payment at Maturity, may bear little relation to the hypothetical historical closing levels of the Basket (when available) or to the hypothetical return examples set forth elsewhere in this pricing supplement. The future performance of the Basket cannot be predicted.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Basket Component has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.

Market Disruption Events and Adjustments.

The Valuation Date, and therefore the Maturity Date, are subject to postponement as described in the product prospectus supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and “Summary—Final Index Levels” herein.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”.

If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

Hypothetical Returns

The examples and graph set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical Basket levels on the Valuation Date could have on the Payment at Maturity assuming all other variables remain constant.

The examples below are based on a range of Final Basket Levels and Final Index Levels that are entirely hypothetical; the Basket level on any day throughout the life of the Notes, including the Final Basket Level on the Valuation Date, cannot be predicted. The Basket Components have been highly volatile in the past — meaning that the levels of the Basket Components have changed considerably in relatively short periods — and the performance of the Basket cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Basket Components and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors — TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) is Less Than the Public Offering Price of the Notes.” on page P-10 of this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal Amount	$1,000
Initial Basket Level	100
Leverage Factor	200.00%
Cap Level	126.90% of the Initial Basket Level
Maximum Payment Amount	$1,538.00
Buffer Level	85.00% of the Initial Basket Level
Downside Multiplier	Approximately 117.65%
Buffer Percentage	15.00%
Neither a market disruption event nor a non-Trading Day occurs with respect to any Basket Component on the originally scheduled Valuation Date
No change in or affecting any of the Basket Components or the method by which an Index Sponsor calculates the relevant Basket Component
Notes purchased on the Issue Date at the Principal Amount and held to the Maturity Date

The actual performance of the Basket over the life of your Notes, as well as the Payment at Maturity, if any, may bear little relation to the hypothetical examples shown below or to the hypothetical levels of the Basket or the historical levels of the Basket Components shown elsewhere in this pricing supplement. For information about the historical levels of the Basket Components and the hypothetical levels of the Basket during recent periods, see “Information Regarding the Basket Components — Historical Information of the Basket Components” and “Information Regarding the Basket Components — Hypothetical Information of the Basket” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Basket Components.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Basket Level, and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Basket Level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
180.000%	153.800%
160.000%	153.800%
130.000%	153.800%
126.900%	153.800%
120.000%	140.000%
115.000%	130.000%
110.000%	120.000%
105.000%	110.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	94.118%
70.000%	82.353%
60.000%	70.588%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the Final Basket Level were determined to be 25.000% of the Initial Basket Level, the Payment at Maturity that we would deliver on your Notes at maturity would be approximately 29.412% of the Principal Amount of your Notes, as shown in the table above. As a result, if you purchased your Notes on the Issue Date at the Principal Amount and held them to the Maturity Date, you would lose approximately 70.588% of your investment (if you purchased your Notes at a premium to Principal Amount you would lose a correspondingly higher percentage of your investment). If the Final Basket Level were determined to be 0.000% of the Initial Basket Level, you would lose 100.000% of your investment in the Notes. In addition, if the Final Basket Level were determined to be 180.000% of the Initial Basket Level, the Payment at Maturity that we would deliver on your Notes at maturity would be capped at the Maximum Payment Amount, or 153.800% of each $1,000 Principal Amount of your Notes, as shown in the table above. As a result, if you held your Notes to the Maturity Date, you would not benefit from any increase in the Final Basket Level of greater than 126.900% of the Initial Basket Level.

The following examples illustrate the hypothetical Payment at Maturity for each Note based on hypothetical Final Basket Levels and hypothetical Final Index Levels of the Basket Components, calculated based on the key terms and assumptions above.

The levels in Column A represent hypothetical Initial Index Levels for each Basket Component, and the levels in Column B represent hypothetical Final Index Levels for each Basket Component. The percentages in Column C represent hypothetical Basket Component Returns for each Basket Component. The amounts in Column D represent the applicable weightings of each Basket Component, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The Final Basket Level for each example is shown beneath each example, and will equal 100 multiplied by the sum of one plus the sum of the amounts shown in Column E, and the Percentage Change for each example will equal the quotient of (i) the Final Basket Level for such example minus the Initial Basket Level divided by (ii) the Initial Basket Level, expressed as a percentage. The values below have been rounded for ease of analysis.

The hypothetical Initial Index Level for each Basket Component of 100.00 has been chosen for illustrative purposes only and does not represent the Initial Index Level for any Basket Component. Because each hypothetical Initial Index Level has been set to 100.00, these examples do not accurately reflect the differences in the levels of the Basket Components. For historical data regarding the actual historical levels of the Basket Components, please see the historical information set forth below under “Information Regarding the Basket Components — Historical Information of the Basket Components”.

Example 1: The Final Basket Level is greater than the Cap Level. The Payment at Maturity equals the Maximum Payment Amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Index Level	Hypothetical Final Index Level	Basket Component Return	Component Weighting	Column C x Column D
EURO STOXX 50® Index	100.00	155.00	55.00%	36.00%	0.1980
TOPIX	100.00	155.00	55.00%	27.00%	0.1485
FTSE® 100 Index	100.00	165.00	65.00%	20.00%	0.1300
Swiss Market Index	100.00	155.00	55.00%	9.00%	0.0495
S&P/ASX 200 Index	100.00	155.00	55.00%	8.00%	0.0440

Final Basket Level = 100 x [1 + (0.1980 + 0.1485 + 0.1300 + 0.0495 + 0.0440)] = 157.00

In this example, all of the hypothetical Final Index Levels for the Basket Components are greater than the applicable hypothetical Initial Index Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level of 157.00 is greater than the Cap Level, the hypothetical Payment at Maturity that we would deliver on your Notes would be capped at the Maximum Payment Amount of $1,538.00 for each $1,000 Principal Amount of your Notes (i.e. 153.800% of each $1,000 Principal Amount of your Notes).

Example 2: The Final Basket Level is greater than the Initial Basket Level but less than the Cap Level.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Index Level	Hypothetical Final Index Level	Basket Component Return	Component Weighting	Column C x Column D
EURO STOXX 50® Index	100.00	101.00	1.00%	36.00%	0.0036
TOPIX	100.00	103.00	3.00%	27.00%	0.0081
FTSE® 100 Index	100.00	102.00	2.00%	20.00%	0.0040
Swiss Market Index	100.00	120.00	20.00%	9.00%	0.0180
S&P/ASX 200 Index	100.00	135.00	35.00%	8.00%	0.0280

Final Basket Level = 100 x [1 + (0.0036 + 0.0081 + 0.0040 + 0.0180 + 0.0280)] = 106.17

Percentage Change = (106.17 – 100.00) / 100.00 = 6.17%

In this example, all of the hypothetical Final Index Levels for the Basket Components are greater than the applicable hypothetical Initial Index Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level of 106.17 is greater than the Initial Basket Level but less than the Cap Level, the hypothetical Payment at Maturity for each $1,000 Principal Amount of your Notes will equal:

Payment at Maturity = $1,000 + ($1,000 × 200.00% × 6.17%) = $1,123.40

Example 3: The Final Basket Level is less than the Initial Basket Level, but greater than the Buffer Level. The Payment at Maturity equals the $1,000 Principal Amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Index Level	Hypothetical Final Index Level	Basket Component Return	Component Weighting	Column C x Column D
EURO STOXX 50® Index	100.00	95.00	-5.00%	36.00%	-0.0180
TOPIX	100.00	95.00	-5.00%	27.00%	-0.0135
FTSE® 100 Index	100.00	95.00	-5.00%	20.00%	-0.0100
Swiss Market Index	100.00	95.00	-5.00%	9.00%	-0.0045
S&P/ASX 200 Index	100.00	95.00	-5.00%	8.00%	-0.0040

Final Basket Level = 100 x [1 + (-0.0180 + -0.0135 + -0.0100 + -0.0045 + -0.0040)] = 95.00

In this example, all of the hypothetical Final Index Levels for the Basket Components are less than the applicable Initial Index Levels, which results in the hypothetical Final Basket Level being less than the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level of 95.00 is less than the Initial Basket Level but greater than the Buffer Level, the hypothetical Payment at Maturity for each $1,000 Principal Amount of your Notes will equal the Principal Amount of the Note, or $1,000.

Example 4: The Final Basket Level is less than the Buffer Level. The Payment at Maturity is less than the $1,000 Principal Amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Index Level	Hypothetical Final Index Level	Basket Component Return	Component Weighting	Column C x Column D
EURO STOXX 50® Index	100.00	30.00	-70.00%	36.00%	-0.2520
TOPIX	100.00	100.00	0.00%	27.00%	0.0000
FTSE® 100 Index	100.00	90.00	-10.00%	20.00%	-0.0200
Swiss Market Index	100.00	135.00	35.00%	9.00%	0.0315
S&P/ASX 200 Index	100.00	135.00	35.00%	8.00%	0.0280

Final Basket Level = 100 x [1 + (-0.2520 + 0.0000 + -0.0200 + 0.0315 + 0.0280)] = 78.75

Percentage Change = (78.75 – 100.00) / 100.00 = -21.25%

In this example, the hypothetical Final Index Levels of the EURO STOXX 50® Index and the FTSE® 100 Index are less than their applicable hypothetical Initial Index Levels, while the hypothetical Final Index Level of the TOPIX is equal to its hypothetical Initial Index Level and the hypothetical Final Index Levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable Initial Index Levels.

Because the Basket is unequally weighted, increases in the lower weighted Basket Components will be offset by decreases in the more heavily weighted Basket Components. In this example, the large decline in the EURO STOXX 50® Index and the FTSE® 100 Index results in the hypothetical Final Basket Level being less than the Buffer Level, even though the TOPIX remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical Final Basket Level of 78.75 is less than the Buffer Level, the hypothetical Payment at Maturity for each $1,000 Principal Amount of your Notes will equal:

Payment at Maturity = $1,000 + [$1,000 × 117.65% × (-21.25% + 15.00%)] = $926.47

Example 5: The Final Basket Level is less than the Buffer Level. The Payment at Maturity is less than the $1,000 Principal Amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Index Level	Hypothetical Final Index Level	Basket Component Return	Component Weighting	Column C x Column D
EURO STOXX 50® Index	100.00	50.00	-50.00%	36.00%	-0.1800
TOPIX	100.00	60.00	-40.00%	27.00%	-0.1080
FTSE® 100 Index	100.00	60.00	-40.00%	20.00%	-0.0800
Swiss Market Index	100.00	65.00	-35.00%	9.00%	-0.0315
S&P/ASX 200 Index	100.00	55.00	-45.00%	8.00%	-0.0360

Final Basket Level = 100 x [1 + (-0.1800 + -0.1080 + -0.0800 + -0.0315 + -0.0360)] = 56.45

Percentage Change = (56.45 – 100.00) / 100.00 = -43.55%

In this example, the hypothetical Final Index Levels for all of the Basket Components are less than the applicable hypothetical Initial Index Levels, which results in the hypothetical Final Basket Level being less than the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level of 56.45 is less than the Buffer Level, the hypothetical Payment at Maturity for each $1,000 Principal Amount of your Notes will equal:

Payment at Maturity = $1,000 + [$1,000 × 117.65% × (-43.55% + 15.00%)] = $664.12

The following chart shows a graphical illustration of the hypothetical Payment at Maturity that we would pay on your Notes on the Maturity Date, if the Final Basket Level were any of the hypothetical levels shown on the horizontal axis. The hypothetical Payments at Maturity in the chart are expressed as percentages of the Principal Amount of your Notes and the hypothetical Final Basket Levels are expressed as percentages of the Initial Basket Level. The chart shows that any hypothetical Final Basket Level of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical Payment at Maturity of less than 100.00% of the Principal Amount of your Notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the Notes. The chart also shows that any hypothetical Final Basket Level of greater than or equal to 126.900% (the section right of the 126.900% marker on the horizontal axis) would result in a capped return on your investment.

The Payments at Maturity shown above are entirely hypothetical; they are based on levels of the Basket that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical Payment at Maturity on the Notes in the examples above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual public offering price you pay for your Notes. The return on your investment (whether positive or negative) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” beginning on page PS-6 of the product prospectus supplement.

Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Final Basket Level or what the market value of your Notes will be on any particular Trading Day, nor can we predict the relationship between the level of any Basket Component and the market value of your Notes at any time prior to the Maturity Date. The actual amount that you will receive, if any, on the Maturity Date and the rate of return on the offered Notes will depend on the actual Final Basket Level, which will be determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Notes, if any, on the Maturity Date may be very different from the information reflected in the examples above.

Information Regarding The Basket Components

All disclosures contained in this pricing supplement regarding the Basket Components, including, without limitation, their make-up, methods of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsors. Each Index Sponsor, which owns the copyright and all other rights to the relevant Basket Component, has no obligation to continue to publish, and may discontinue publication of, the relevant Basket Component. The consequences of an Index Sponsor discontinuing publication of the relevant Basket Component are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes — Unavailability of the Level of the Reference Asset.” Neither we nor TDS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index. None of the websites referenced in the Basket Component descriptions below, or any materials included in those websites, are incorporated by reference into this pricing supplement.

EURO STOXX 50® Index (“SX5E”)

The SX5E is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the SX5E is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the SX5E and may discontinue publication of it at any time. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com.

The top ten Basket Component Constituents of the SX5E as of October 31, 2018, by weight, are: Total S.A. (6.14%), SAP SE (4.54%), Sanofi (3.97%), Siemens AG (3.84%), Allianz SE (3.52%), Unilever N.V. (3.19%), LVMH Moët Hennessy Louis Vuitton SE (3.19%), Banco Santander S.A. (3.00%), ASML Holding N.V. (2.89%) and Bayer AG (2.81%); Basket Component Constituent weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.

As of October 31, 2018, the top ten industry sectors which comprise the SX5E represent the following weights in the SX5E: Banks (11.2%), Industrial Goods & Services (10.9%), Health Care (10.4%), Personal & Household Goods (10.2%), Technology (10.1%), Oil & Gas (7.9%), Insurance (6.8%), Chemicals (6.5%), Telecommunications (4.8%) and Automobiles & Parts (4.4%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by STOXX Limited using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of October 31, 2018, the eight countries which comprise the SX5E represent the following weights in the SX5E: France (39.2%), Germany (30.8%), Netherlands (10.4%), Spain (10.2%), Italy (4.7%), Belgium (2.5%), Finland (1.2%) and Ireland (1.0%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.

The above information was derived from information prepared by STOXX Limited, however, the percentages we have listed above are approximate and may not match the information available on STOXX Limited's website due to subsequent corporation actions or other activity relating to a particular stock.

SX5E Composition.

The SX5E is composed of 50 Basket Component Constituents chosen by STOXX Limited from the 19 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The 19 supersectors from which stocks are selected for the SX5E are Automobiles & Parts, Banks, Basic Resources, Chemicals, Construction & Materials, Financial Services, Food & Beverages, Health Care, Industrial Goods & Services, Insurance, Media, Oil & Gas, Personal & Household Goods, Real Estate, Retail, Technology, Telecommunications, Travel & Leisure and Utilities, although stocks from each of these supersectors are not necessarily included at a given time.

Component Selection

The composition of the SX5E is reviewed by STOXX Limited annually in September. Within each of the 10 EURO STOXX Supersector indices, the respective Basket Component Constituents are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All remaining stocks that are current SX5E components are then added to the selection list. The stocks on the selection list are then ranked by free-float market capitalization. The 40 largest stocks on the selection list are chosen as Basket Component Constituents. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of

Basket Component Constituents is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks. In exceptional cases, the STOXX Limited Management Board may make additions and deletions to the selection list. Companies allocated to a Eurozone country but not traded in Euros are not eligible for inclusion in the SX5E.

Ongoing Maintenance of Basket Component Constituents

The Basket Component Constituents of the SX5E are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the SX5E due to corporate actions (including mergers and takeovers, spin—offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

The Basket Component Constituents of the SX5E are subject to a “fast exit” rule. A Basket Component Constituent is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. The highest-ranked non-constituent will replace the exiting Basket Component Constituent. The SX5E is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest Basket Component Constituent.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a Basket Component Constituent is involved, the original Basket Component Constituent is replaced by the new Basket Component Constituent. In the case of a spin-off, if the original stock was a Basket Component Constituent, then each spin-off stock qualifies for addition if it lies within the lower buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original Basket Component Constituent, while the next qualifying spin-off stock replaces the lowest ranked Basket Component Constituent and likewise for other qualifying spin-off stocks.

The free float factors and outstanding number of shares for each Basket Component Constituent that STOXX Limited uses to calculate the SX5E, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. The free float factor reduces the Basket Component Constituent’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

Index Calculation

STOXX Limited calculates the SX5E using the “Laspeyres formula,” which measures the aggregate price changes in the Basket Component Constituents against a fixed base quantity weight. The discussion below describes the “price return” calculation of the SX5E. The formula for calculating the SX5E value can be expressed as follows:

SX5E	=	Free Float Market Capitalization of the SX5E
Divisor

The “free float market capitalization of the SX5E” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each Basket Component Constituent as of the time the SX5E is being calculated. The Basket Component Constituents trade in Euros and thus, no currency conversion is required. Where any Basket Component Constituent price is unavailable on any trading day, STOXX Limited will generally use the last reported price for such Basket Component Constituent.

In case the investability and tradability of the index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:

●	application of expert judgment for Basket Component Constituent pricing data,
●	adjustment of operational procedures,
●	postponement of index adjustments,
●	adjustment of selection lists,
●	change of weights of Basket Component Constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or

●	adjustment of index compositions.

EURO STOXX 50® Divisor

The SX5E is calculated using a divisor that helps to maintain the continuity of the index’s value so that corporate actions do not artificially increase or decrease the level of the SX5E.

The divisor is calculated by starting with the previous divisor in effect for the SX5E (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the SX5E, plus or minus the difference between the closing market capitalization of the SX5E and the adjusted closing market capitalization of the SX5E, and the denominator of which is the previous free float market capitalization of the SX5E. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.

Divisor Adjustments

STOXX Limited adjusts the divisor for the SX5E to maintain the continuity of the SX5E values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all Basket Component Constituents and equal an investment into the portfolio. The following is a summary of the adjustments to any Basket Component Constituent made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the Basket Component Constituent will receive “B” new shares for every “A” share held (where applicable) and assuming that the version of the index to which your notes are linked is the price return version. All adjusted prices consider withholding taxes based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

(1) Special cash dividend:

Adjusted price = closing price – dividend announced by the company * (1 - withholding tax if applicable)

Divisor: decreases

(2) Split and reverse split:

Adjusted price = closing price * A / B

New number of shares = old number of shares * B /

A Divisor: no change

(3) Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A +

B)

New number of shares = old number of shares * (A + B) / A

Divisor: increases

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B/A>20) are treated as follows:

STOXX Limited will announce the deletion of the company from the index following the standard rules for index replacements if sufficient notice of two trading days before the ex-date can be given.

The company may enter the SX5E again at the next periodic index review, but only after the new rights issue shares have been listed.

Extremely dilutive rights issues for which two trading days’ notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B/A>2) are treated as follows:

●	The rights issue shares are included into the index with a theoretical price on the ex-date;
●	The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;
●	The rights issue shares will have the same parameters as the parent company;
●	The rights issue shares will be removed at the close of the day they start to trade with traded price being available; and
●	The number of shares and weighting factors will be increased after the new rights issue shares have been listed.

(4) Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(5) Stock dividend from treasury stock if treated as extraordinary dividend:

Adjusted close = close – close * B / (A + B)

Divisor: decreases

(6) Stock dividend of another company:

Adjusted price = (closing price * A – price of other company * B) / A

Divisor: decreases

(7) Return of capital and share consolidation:

Adjusted price = [closing price – capital return announced by company * (1– withholding tax)] * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(8) Repurchase of shares / self-tender:

Adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(9) Spin– off:

Adjusted price = (closing price * A – price of spin–off shares * B) / A

Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held; and

If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.

If rights are applicable after stock distribution (one action applicable to another):

Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Divisor: increases

If stock distribution is applicable after rights (one action applicable to another):

Adjusted price = (closing price * A + subscription price * C) / [(A + C) * (1 + B / A)]

New number of shares = old number of shares * [(A + C) * (1 + B / A)]

Divisor: increases

Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

(11) Addition/deletion of a company

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

(12) Free float and shares changes

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

The SX5E is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the SX5E are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor its Licensors shall have any liability with respect thereto.

License Agreement

We have entered into a non-exclusive license agreement with STOXX Limited providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX Limited (including the SX5E) in connection with certain securities, including the Notes offered hereby.

The license agreement between us and STOXX Limited requires that the following language be stated in this document:

STOXX Limited has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes. STOXX Limited does not:

•	sponsor, endorse, sell, or promote the Notes;
•	recommend that any person invest in the Notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;
•	have any responsibility or liability for the administration, management, or marketing of the Notes; or
•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.

STOXX Limited will not have any liability in connection with the Notes. Specifically:

•	STOXX Limited does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX Limited will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX Limited be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX Limited knows that they might occur.

The licensing agreement between us and STOXX Limited is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

TOPIX (“TPX”)

TPX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. TPX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TPX is calculated and published by TSE. Additional information about TPX is available on the following website: jpx.co.jp/english/markets/indices/topix.

TPX

Basket Component Constituent Weighting by Sector as of November 30, 2018

Sector:	Percentage (%)
Air Transportation	0.60%
Banks	6.70%
Chemicals	7.34%
Construction	2.97%
Electric Appliances	13.00%
Electric Power and Gas	1.90%
Fishery, Agriculture and Forestry	0.12%
Foods	4.38%
Glass and Ceramics Products	0.92%
Information & Communication	7.55%
Insurance	2.40%
Iron and Steel	1.00%
Land Transportation	4.59%
Machinery	5.06%
Marine Transportation	0.17%
Metal Products	0.60%
Mining	0.31%
Nonferrous Metals	0.80%
Oil and Coal Products	0.75%
Other Financing Business	1.21%
Other Products	2.08%
Pharmaceutical	5.23%
Precision Instruments	1.84%
Pulp and Paper	0.29%
Real Estate	2.43%
Retail Trade	5.29%
Rubber Products	0.83%
Securities and Commodities Futures	0.93%
Services	4.84%
Textiles and Apparels	0.67%
Transportation Equipment	8.04%
Warehousing and Harbor Transportation Service	0.20%
Wholesale Trade	4.96%

* Sector designations are determined by TSE using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

** Information provided by TSE. Percentages may not sum to 100% due to rounding.

TPX Composition and Maintenance

TPX is comprised of all domestic common stocks listed on the TSE First Section, excluding certain types of securities such as subscription warrant securities and preferred equity contribution securities. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the indices. TPX has no constituent review. The number of Basket Component Constituents will change according to new listings and delistings. The reasons for stock additions and deletions to the TSE First Section are described further below.

TPX Calculation

TPX is a free-float-adjusted market-capitalization-weighted index, which reflects movements in the market capitalization as measured from a base index value of 100 set on the base date of January 4, 1968.

TSE calculates TPX by multiplying the base index value of 100 by the quotient of the current free-float-adjusted market value divided by the base market value. The resulting value is not expressed in Japanese yen but presented as a number of points, rounded to the nearest one hundredth. The formula for calculating TPX value can be expressed as follows:

Index value = Base index value of 100 x	Current free-float - adjusted market value Base market value

The current free-float-adjusted market value is the sum of the products of the price times the number of free-float- adjusted shares for each Basket Component Constituent.

The number of free-float-adjusted shares for this calculation is the total number of listed shares multiplied by free- float weight. The total number of listed shares used for this purpose is usually the same as the number of actual listed shares. However, in some cases these numbers will differ as a consequence of the index methodology. For instance, in the case of a stock split, the number of listed shares will increase on the additional listing date after the stock split becomes effective; on the other hand, the number of listed shares for index calculation purposes will increase on the ex- rights date.

Free-float weight is the weight of listed shares deemed to be available for trading in the market, and is determined and calculated by the TSE for each Basket Component Constituent. It is calculated by subtracting the quotient of non-free-float shares divided by listed shares from one. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The TSE estimates non-free-float shares using publicly available documents, and generally deems shares held by the top ten major shareholders (with certain exceptions), treasury stocks and shares held by members of the issuer’s board of directors to be unavailable for trading in the market. The TSE may deem other shares to be unavailable for trading in the market. The timing of the yearly free- float-weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews may be conducted for events TSE expects will significantly affect the free-float weight. These include when new shares are allocated to a third party, preferred shares are converted or subscription warrants are exercised, as well as in the event of a company spin-off, merger, stock-swap, take-over bid and other events TSE judges deem will significantly affect free-float weight.

In the event of any increase or decrease in the current free-float-adjusted market value due to causes other than fluctuations in the stock market, such as public offerings or changes in the number of listed companies in the TSE First Section, adjustments are made by TSE to the base market value in order to maintain the continuity of TPX.

Additions and Deletions to the TSE First Section (and therefore, TPX)

TSE adds or removes securities for various listing and delisting events as shown in the table below.

Additions and Deletions of Constituents

	Event	Adjustment Date	Stock Price Used for Adjustment
Addition	A company is to be newly listed on the TSE First Section (directly listed or via another stock exchange)	Last business day of the month after such listing	Stock price at the end of trading on the business day before adjustment date
Addition	New listing of a newly formed company resulting from a corporate consolidation, acquisition, merger or split (personnel split) that results in a TPX or Ex-TPX constituent being delisted and the new company being included in TPX.	New listing date. If the initial listing date falls on a holiday, it will be the following business day	Base price
Addition	Assignment to the TSE First Section from the TSE Second Section, Tokyo Stock Exchange Mothers Index or JASDAQ Index.	Last business day of the month after such assignment (a free float weight of 0.00 is used from the assignment date to the month after the assignment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Stock price at the end of trading on the business day before adjustment date
Deletion	New listing of a newly formed company resulting from a corporate consolidation, acquisition, merger or split (personnel split) that results in a TPX or Ex-TPX constituent being delisted and the new company being included in TPX.	Listing date of the newly formed company (normally three business days following delisting date)	Stock price at the end of trading on the business day before delisting date. The stock price at the end of trading on the business day before the delisting date is used to calculate TPX for the period from the delisting date to the removal date
Deletion	A Basket Component Constituent is to be delisted due to a reason other than as described in the preceding scenario	Delisting date	Stock price at the end of trading on the business day before adjustment date
Deletion	A Basket Component Constituent’s securities are designated to be delisted	Four business days after designation. If the designation date falls on a holiday, it will be the next business day	Stock price at the end of trading on the business day before adjustment date
Deletion	Assignment to the TSE Second Section or JASDAQ from the TSE First Section	Date of change	Stock price at the end of trading on the business day before adjustment date

The adjusted base market value will equal the old base market value multiplied by the quotient of the free-float- adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.

The adjustment amount for the foregoing calculation will be an amount equal to the product of the change (the absolute value of the increase or decrease) in the number of shares used for index calculations times the price of the shares used for adjustment.

Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.

Change in the Number of Shares

Event	Adjustment Date	Stock Price Used for Adjustment
Change of free-float weight	Date of change	Stock price at the end of trading on the business day before adjustment date
Public offering	Additional listing date (day after payment date). If listing date falls on a holiday, it will be the next business day	Stock price at the end of trading on the business day before adjustment date
Allocation of new shares to a third party	Five business days after additional listing date (two business days after payment date)	Stock price at the end of trading on the business day before adjustment date
Issues to shareholders with payment	Ex-rights date	Payment price per share
Exercise of subscription warrants	Last business day of the month following exercise	Stock price at the end of trading on the business day before adjustment date
Conversion of preferred shares	Last business day of the month following conversion	Stock price at the end of trading on the business day before adjustment date
Cancellation of treasury stock	Last business day of the month following cancellation	Stock price at the end of trading on the business day before adjustment date
Merger or acquisitions between a non- surviving constituent and another constituent	Delisting date of the non-surviving constituent	Stock price at the end of trading on the business day before adjustment date
Merger or acquisitions other than that described above	Listing change date (effective date)	Stock price at the end of trading on the business day before adjustment date
Rights offering	Ex-rights date	Payment price per share
Offering for sale of shares held by the Japanese government (Nippon Telegraph and Telephone and Japan Tobacco only)	Date determined by TSE (generally the delivery date)	Stock price at the end of trading on the business day before adjustment date
Company split (merged split)	Listing change date (the effective date)	Stock price at the end of trading on the business day before adjustment date
Other adjustments	Last business day of the month in which the information appears in “Sho-ho” (TSE Notice) or the last business day of the following month	Stock price at the end of trading on the business day before adjustment date

No adjustments will be made to the base market value in the case of a stock split or reverse stock split.

Retroactive adjustments will not be made to revise the figures of the TPX that have already been calculated and disseminated even if issuing companies file amendments on previously released information.

Market Disruption

If trading in a certain constituent is halted, the TSE regards the constituent’s share price for purposes of calculating TPX to be unchanged. Where an event that is not specified in the rules of TPX occurs, or if the TSE decides that it is impossible to use its existing methods to calculate TPX, the TSE may use an alternate method of index calculation as it deems valid.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TPX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.

License Agreement

We have entered into a non-exclusive license agreement with the TSE, Inc. whereby it, in exchange for a fee, is permitted to use the TPX in connection with certain certificates of deposit, including the Notes. The Issuer is not affiliated with the TSE; the only relationship between the TSE and the Issuer is any licensing of the use of the TPX and trademarks relating to it.

The license agreement between us and the TSE provides that the following disclaimer must be set forth herein:

(i)	The TOPIX Index Value and the TOPIX Index Marks are subject to the rights owned by the TSE and the TSE owns all rights relating to the TPX, such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Index Marks.
(ii)	The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Index Marks or cease the use thereof.
(iii)	The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Index Marks or as to the figure at which the TOPIX Index Value stands on any particular day.
(iv)	The TSE gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.
(v)	No Notes are in any way sponsored, endorsed or promoted by the TSE.
(vi)	The TSE shall not bear any obligation to give an explanation of the Notes or an advice on investments to any purchaser of the Notes or to the public.
(vii)	The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Notes for calculation of the TOPIX Index Value.
(viii)	Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the Notes.

“TOPIX®” and “TOPIX Index®” are trademarks of the TSE and prior to the settlement date we expect them to be licensed for use by the Issuer or one of its affiliates. The Notes have not been and will not be passed on by the TSE as to their legality or suitability. The Notes will not be issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

FTSE® 100 Index (“UKX”)

The UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The UKX is sponsored, calculated, published and disseminated by FTSE Russell, a company owned by the London Stock Exchange Group Companies that we refer to as FTSE. The UKX was first launched with a base level of 1,000 as of December 30, 1983. Additional information on the UKX is available from the following website: ftse.com/products/indices/uk. FTSE is under no obligation to continue to publish the UKX and may discontinue publication of the UKX at any time.

FTSE divides the 100 companies included in the UKX into 18 Industry Classification Benchmark supersectors: Oil & Gas, Chemicals, Basic Resources, Construction & Materials, Industrial Goods & Services, Food & Beverage, Personal & Household Goods, Health Care, Retail, Media, Travel & Leisure, Telecommunications, Utilities, Banks, Insurance, Real Estate, Financial Services and Technology.

Basket Component Constituent Weighting by Industry as of November 30, 2018

Industry*	Percentage**
Oil & Gas	16.86%
Banks	12.59%
Health Care	11.77%
Personal & Household Goods	11.07%
Basic Resources	7.76%
Industrial Goods & Services	6.53%
Insurance	4.98%
Food & Beverages	4.50%
Travel & Leisure	4.33%
Media	3.72%
Telecommunications	3.71%
Utilities	3.14%
Retail	2.93%
Financial Services	2.34%
Construction & Materials	1.46%
Real Estate	0.96%
Technology	0.71%
Chemicals	0.65%

* Sector designations are determined by FTSE using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

** Information provided by FTSE. Percentages may not sum to 100% due to rounding.

The top five Basket Component Constituents of the UKX as of November 30, 2018, by weight, are: HSBC Holdings PLC (7.39%); Royal Dutch Shell PLC Class A (6.04%); BP PLC (5.62%); Royal Dutch Shell PLC Class B (4.97%); and GlaxoSmithKline PLC (4.37%).

The above information was derived from information prepared by FTSE, however, the percentages we have listed above are approximate and may not match the information available on FTSE's website due to subsequent corporation actions or other activity relating to a particular stock.

UKX Composition and Selection Criteria

The UKX consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for free-float and liquidity. The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee, which we refer to as the Committee, meets quarterly to approve the constituents of the index. Any Basket Component Constituent changes are implemented after the close of business on the third Friday of the review month (i.e. effective Monday), following the expiration of the Intercontinental Exchange Futures Europe futures and options contracts.

Eligibility Standards

Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the UKX. Eligible stocks must pass free-float and liquidity screens before being included in the index.

Free-Float Screen — With regard to free-float, a stock must have a minimum free float (as described below) of 25% if the issuing company is incorporated in the United Kingdom and 50% if it is a non-United Kingdom incorporated company. Companies with a free float of 5% or below are excluded from the UKX. A new company may be initially included in the UKX with a free float outside of the above parameters so long as it has an initial free float above 5% and it is expected to meet the minimum free float requirements within 12 months of its first day of trading.

Minimum Voting Rights Screen — Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for inclusion in the UKX. Current constituents who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the UKX.

Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of 5 trading days in each month must exist, otherwise the month is excluded from the test. Liquidity is tested from the first business day in May of the previous year to the last business day of April. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the UKX that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the UKX and will not be eligible for inclusion until the next annual review. New issues must have a minimum trading record of at least 20 trading days prior to the review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade each month, on a pro-rata basis since premium listing or UK Nationality allocation date if non-UK incorporated.

Price— With regard to price, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the UKX, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (SETS is the London Stock Exchange’s trading service for, for among other securities, those included in the UKX).

Market Capitalization Ranking — Eligible stocks that pass the free-float and liquidity screens and that have an accurate and reliable price are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only the quoted equity capital of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of equity, secondary lines will be included in the calculation of the market capitalization of the company only if those lines are significant and liquid. The Committee will add a stock to the UKX at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

100 Constituent Limitation — The UKX always contains 100 Basket Component Constituents. If a greater number of companies qualify to be inserted in the UKX than qualify to be removed, the lowest ranking Basket Component Constituents of the UKX will be removed so that the total number of Basket Component Constituents remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies that are then not included in the UKX will be inserted to match the number of companies being removed, in order to maintain the total at 100.

UKX Calculation

The UKX is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the index) will have a greater effect on the price of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).

The value of the UKX is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each Basket Component Constituent, (ii) the number of shares issued for each such Basket Component Constituent and (iii) a free float factor for each such Basket Component Constituent (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the UKX.

As noted above, a free float factor is applied to each Basket Component Constituent. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each Basket Component Constituent to determine the value of the UKX. Investable market capitalization depends on free float. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the expiration date of such lock-in clause and the Tuesday before the first Friday of the review month; if the previously locked-in shares are sold by way of a corporate event (such as a secondary offering), any change to the free float will be applied T+2 following completion and therefore will not be subject to the minimum 20 business day rule); shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons or that has successfully placed a current member to the board of directors of a company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).

The UKX is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the UKX are notified through appropriate media.

UKX Maintenance

The UKX is reviewed quarterly for changes in free float. A Basket Component Constituent’s free float is updated during the June review regardless of the size of the change. At the March, September and December quarterly updates, a constituent with a free float greater than 15% will have its free float updated if it moves by more than three percentage points above or below the existing free float. A Basket Component Constituent with a free float of 15% or below will be subject to a one percentage point threshold. Free float changes resulting from corporate events will not be subject to the percentage change requirements, and will be implemented in line with the event. If a Basket Component Constituent is the target of a tender offer but the conditions for removal from the UKX are not met, FTSE may implement a free float change when (i) the minimum acceptance level as stipulated by the acquirer has been met, (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment, and (iii) all pertinent offer conditions have been reasonably met.

At each quarterly review, the Committee publishes a Reserve List containing the six highest ranking non-constituent companies of the UKX. The Reserve List will be used in the event that one or more Basket Component Constituent are deleted from the index during the period up to the next quarterly review. If a merger or takeover results in one Basket Component Constituent being absorbed by another Basket Component Constituent, the resulting company will remain a Basket Component Constituent and a vacancy will be created. This vacancy will be filled by selecting the highest ranking security in the Reserve List as at the close of the UKX calculation two days prior to the deletion and related index adjustment. If a Basket Component Constituent is taken over by a non-constituent company, the original constituent will be removed and replaced by the highest ranking non-constituent company on the Reserve List. Any eligible company resulting from the takeover will be eligible to become the replacement company if it is ranked higher than any other company on the Reserve List. If a constituent company is split to form two or more companies, then the resulting companies will be eligible for inclusion as UKX Basket Component Constituents, based on their respective full market capitalizations (before the application of any investability weightings), provided that they qualify in all other respects. Any eligible company resulting from a split that, after 20 business days, has no available market price and no known trading date will be removed. If a split results in the inclusion of an ineligible non-equity security, such security will remain in the UKX for two trading days and then be removed. If a Basket Component Constituent is delisted or ceases to have a firm quotation, it will be removed from the list of constituents and be replaced by the highest ranking eligible company from the Reserve List. If a Basket Component Constituent is the target of a tender offer, it will normally be removed from the UKX with a minimum T+2 notice when either (a) offer acceptances reach 90%, shareholders have validly tendered and the shares have been irrevocably accepted for payment, and all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; or (b) offer acceptances are below 90% and there is reason to believe that the remaining free float is under 5% based on information available at the time or, following completion of the offer, the acquirer has stated that the offer has been declared wholly unconditional.

Capitalization Adjustments

A secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the UKX unless its total market capitalization remains above the qualification level for continued inclusion as a constituent of the UKX at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the UKX.

Share Weighting Changes — For the purposes of computing the UKX, to prevent a large number of insignificant weighting changes, the number of shares in issue for each Basket Component Constituent is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for these changes will be taken from the close of business on the third Wednesday of the month prior to the review month.

If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action.

Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The index divisor is adjusted to maintain a constant index value.

Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the UKX from changing due to such an event, all corporate actions which affect the market capitalization of the UKX require an offsetting divisor adjustment. By adjusting the divisor, the value of the UKX remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.

Type of Corporate Action	Adjustment	Adjustment to Divisor
Issue of new shares	Share weighting increased	Yes
Bonus issue of same stock or stock split	Number of shares held before issue or split divided by number of shares held after issue or split	No

Rights Issues/Entitlement Offers -These are an entitlement issued to shareholders which give them the right to buy additional shares directly from the company in proportion to existing holdings. FTSE will only adjust the UKX to account for a right if the subscription price of the right is at a discount to the market price of the Basket Component Constituent. Provided FTSE has been alerted to the rights offer prior to the ex-date, a price adjustment and share increase proportionate to the terms of the offer will be implemented before the open on the ex-date. The rights become attached to the shares on the ex-date.

Where the rights issue/entitlement offer subscription price remains unconfirmed on the ex-date, FTSE will estimate the subscription price using the value being raised and the offer terms. If the rights issue is greater than ten to one, FTSE will consider this “highly dilutive” and, to facilitate replication, will include on the ex-date a separate temporary line to reflect the market value of the rights (together with a temporary line at a fixed value to reflect the subscription cash) until the end of the subscription period, at which point the temporary lines will be deleted and the new shares will be consolidated into the existing share line.

Where the shares being issued are not entitled to the next dividend, FTSE will deviate from the standard index treatment and include on the ex-date a separate temporary line to reflect the market value of the rights (together with a temporary line at a fixed value to reflect the subscription cash). If the dividend ex-date occurs prior to the end of the rights subscription period, the temporary lines will be deleted and the new shares assimilated into the ordinary line at the open on the dividend ex-date. If the dividend ex-date occurs after the expiration of the rights subscription period, the temporary rights and cash line will be deleted after the close on the last day of the rights subscription period, and replaced by a temporary dummy line equal to the ordinary line close price minus the upcoming dividend. On the open of the ex-dividend date, the dummy line is deleted and the shares are aggregated with the ordinary line.

In the event the rights issue involves a non-constituent (including non-equity) and the value of the right cannot be determined, there will be no adjustment on the ex-date. If the rights are scheduled to trade, a rights line will be added to the index at a value of zero on the ex-date and will be deleted from the index at the market price when it commences trading, with T+5 notice. If the rights have not commenced trading within 20 business days of the ex-date, they will be removed at zero value. No cash temporary line will be included as the index will not subscribe to the rights.

Where a company announces an open offer or a rights issue with an ex-entitlement date on the same day, FTSE will apply an index adjustment either before the market-open on the ex-entitlement day or as an intra-day adjustment as soon as possible thereafter. The adjustment will be applied based on the previous day’s closing price with the new shares included in the index weighting at the open offer price.

In the case of an accelerated rights offer, where the ex-date is theoretical and typically not quoted by the exchange, shares are increased and a price adjustment is applied according to the terms of the offer before the open on the day the security resumes trading.

Market Disruption

If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when an index is being calculated, the index will be declared indicative (e.g. normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE.

FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks jointly owned by the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE International Limited.

The UKX is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE.

License Agreement

We have entered into a non-exclusive license agreement with FTSE, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the UKX, which is owned and published by FTSE, in connection with certain products, including the Notes.

Neither FTSE nor the LSE makes any representation or warranty, express or implied, to the depositors of the Notes or any member of the public regarding the advisability of investing in structured products generally or in the Notes particularly, or the ability of the UKX to track general stock market performance. FTSE and the LSE’s only relationship with the Issuer is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to the Issuer or the Notes. FTSE and the LSE have no obligation to take the needs of the Issuer or the depositors of the Notes into consideration in determining, composing or calculating the UKX. Neither FTSE nor the LSE is responsible for and has not participated in the determination of the timing, price or quantity of the Notes to be issued or in the determination or calculation of the amount due at maturity of the Notes. Neither FTSE nor the LSE has any obligation or liability in connection with the administration, marketing or trading of the Notes.

The Notes are not in any way sponsored, endorsed, sold or promoted by FTSE or the LSE, and neither FTSE nor the LSE makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the UKX and/or the figure at which the said component stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated by FTSE. However, neither FTSE nor the LSE shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE nor the LSE shall be under any obligation to advise any person of any error therein.

“FTSE®”, “FTSETM”, “FT-SE®” and “Footsie®” are trademarks of the the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license. “All-World”, “All-Share” and “All-Small” are trademarks of FTSE International Limited.

Swiss Market Index (“SMI”)

The SMI:

•	was first launched with a base level of 1,500 as of June 30, 1988; and
•	is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “Exchange”).

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the Swiss Stock Exchange. The Exchange has outsourced the calculation and determination of Basket Component Constituents as described below, to a specialized third-party financial service provider. All matters regarding the SMI that require a decision, including regarding processes outsourced to a specialized third-party financial service provider, are submitted to the Management Committee. The Management Committee of SIX Swiss Exchange is supported by an Index Commission (advisory board) in all index-related matters, notably in connection with changes to the SMI rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.

As of December 29, 2017, the top ten Basket Component Constituents of the SMI (and their respective weightings in the index) were: Nestle SA (18.04%); Roche Holding AG (17.79%); Novartis AG (17.71%); UBS Group AG (7.10%); ABB Ltd (4.88%); Financiere Richemont SA (4.74%); Zurich Insurance Group AG (4.61%); Credit Suisse Group AG (4.34%); Compagnie Swiss Re AG (3.01%); and LafargeHolcim LTD (2.71%).

As of December 29, 2017, the ICB industry sectors in the SMI (and their respective weights) were: Basic Materials (1.84%), Consumer Goods (24.03%), Financials (21.62%), Health Care (37.52%), Industrials (13.63%) and Telecommunications (1.35%) (may not sum to 100% due to rounding). Sector designations are determined by the Exchange using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

SMI® Composition and Selection Criteria

The SMI is comprised of the 20 highest ranked stocks traded on the Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies, although in some cases foreign issuers with a primary listing on the Exchange that submit to certain reporting requirements or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•	average free-float market capitalization over the last 12 months (compared to the capitalization of the entire SIX Exchange index family), and
•	cumulative on order book turnover over the last 12 months (compared to the total turnover of the SIX Exchange index family).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the SMI.

The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12 months, the cumulated on order book turnover generally excludes the first 5 trading days in the calculation. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulative on order book turnover over the last 12 months are also published at the cut off dates March 31, September 30 and December 31.

In order to reduce turnover, a Basket Component Constituent will not be replaced unless it is ranked below 23 or, if it is ranked 21 or 22, if another share ranks 18 or higher. If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the Exchange, it will not be included in the SMI unless it ranks at least 18 or better on the selection list solely on the basis of its turnover on those exchanges on which it has a primary listing (i.e., without considering its free float).

Maintenance of the SMI

Basket Component Cosntituent Changes. In the case of major market changes as a result of capital events such as mergers or new listings, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the SMI outside the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. As a general rule, extraordinary acceptances into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the 5th trading day prior to the end of November cannot be included until the following March). If a delisting has been confirmed, it will be removed from the SMI at the next upcoming ordinary quarterly adjustment date (March, June, September and December) with a notice period of at least five days. An announced insolvency is deemed to be an extraordinary event and the security will be removed from the SMI with five trading days’ prior notice if the circumstances permit such notice.

Capped Weightings and Intra-Quarter Breaches. The weight of any Basket Component Constituent that exceeds a weight of 18% within the SMI is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such constituent’s free float market capitalization. A Basket Component Constituent’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other Basket Component Constituents. The constituents are also capped to 18% as soon as two Basket Component Constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to be around 18% at the subsequent market open. In order to achieve a capped weighting while attempting to not cause market distortion, a stepwise reduction is conducted based on the ordinary quarterly index adjustment reviews to ensure that no change in the weight (as a result of capping) from one review to the next exceeds 3%. The transition period is in effect until no component has a weight larger than 18%. In the case of an intra-quarter breach where two Basket Component Constituents exceed 20%, the weights are limited to the last defined weights as of the prior review.

Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for the purposes of index calculation.

Fundamentally deemed to be shares held in firm hands are shareholdings that have been acquired by one person or a group of persons in companies domiciled in Switzerland and which, upon exceeding 5%, have been reported to the Exchange. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the Exchange may also use other sources than the reports submitted to it. In particular, the Exchange may use data gained from issuer surveys that it conducts itself.

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating regardless of whether a report has been made to the Exchange. The Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (”Partizipationsscheine”) and bonus certificates (”Genussscheine”) is taken into full account in calculating the SMI because it does not confer voting rights.

The number of securities in the SMI and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are provisionally pre-announced at least one month before the adjustment date, although the index sponsor reserves the right to take account of recent changes up to five trading days before the adjustment date in the actual adjustment.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively, occurs from one trading to the next and is in conjunction with a corporate action.

After a takeover, the index sponsor may, in exceptional cases, adjust the free float of the company in question upon publication of the end results after a five-day notification period or may exclude the security from the relevant index family. When an insolvency has been announced, an extraordinary adjustment will be made and the affected security will be removed from the SMI after five trading days’ notice, and a replacement will be determined based on the current selection list.

The Exchange sponsor reserves the right to make an extraordinary adjustment, in exceptional cases, without observing the notification period.

Calculation of the SMI

The Exchange calculates the SMI using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Swiss Market	=	Free Float Market Capitalization of the SMI®
Index		Divisor

The “free float market capitalization of the SMI” is equal to the sum of the product of the last-paid price, the number of shares, the free float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. (As of October 3, 2014, all stocks in the SMI are denominated in Swiss Francs, known as CHF). The index value is calculated in real time and is updated whenever a trade is made in a Basket Component Constituent. Where any Basket Component Constituent price is unavailable on any trading day, the index sponsor will use the last reported price for such Basket Component Constituent. Only prices from the Exchange’s electronic order book are used in calculating the SMI.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the SMI and is adjusted to reflect changes in market capitalization due to corporate events.

Below are common corporate events and their impact on the divisor of the SMI.

Event	Divisor Change?
Regular cash dividend	No
Repayments of capital through reduction of a share’s par value	No
Special dividends, anniversary bonds and other extraordinary payments that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary.	Yes
Share dividends (company’s own shares)	No
Share dividend (shares of another company)	Yes

The Exchange reserves the right to respond to any other corporate events with divisor adjustments or, in extraordinary circumstances, to depart from the provisions set forth above.

License Agreement

We have entered into a non-exclusive license agreement with SIX Swiss Exchange, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the SMI, which is owned and published by SIX Swiss Exchange, in connection with certain products, including the Notes.

These Notes are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange and the SIX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular time on any particular day or otherwise. However, the SIX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and the SIX Swiss Exchange shall not be under any obligation to advise any person of any error therein.

SIX Group, SIX Swiss Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Swiss Exchange. Their use is subject to a license.

S&P/ASX 200 Index (“AS51”)

The AS51:

•	was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current index sponsor on April 3, 2000; and
•	is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC, a division of S&P Global Inc. (“S&P”).

The AS51 includes 200 of the largest index-eligible stocks listed on the Australian Securities Exchange, which we refer to as the ASX; by float-adjusted market capitalization. As discussed below, the S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX. All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the AS51. Hybrid stocks such as convertible stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion. Stocks currently under consideration for merger or acquisition are not eligible for inclusion or promotion to the AS51.

As of November 30, 2018, the top 10 Basket Component Constituents by weight were the following: Commonwealth Bank of Australia, BHP Billiton Ltd., Westpac Banking Corp., CSL Ltd., ANZ Banking Group, National Australia Bank Ltd., Woolworths Group Ltd., Macquarie Group Ltd., Wesfarmers Ltd. and Telstra Corp Ltd.

As of November 30, 2018, the 11 GICS industry sectors represented by stocks in the AS51 include: Financials (33.3%), Materials (17.6%), Health Care (8.4%), Industrials (8.0%), Real Estate (7.7%), Consumer Discretionary (6.4%), Consumer Staples (5.6%), Energy (5.4%), Communication Services (3.6%), Information Technology (2.2%) and Utilities (2.0%). Sector designations are determined by S&P using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of the close of business on September 21, 2018, the S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes were effective for the S&P/ASX 200 Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

As of November 30, 2018, the countries of domicile included in the AS51 and their relative weights were: Australia (97.3%), New Zealand (1.2%), United States (0.8%), France (0.5%) and United Kingdom (0.2%).

The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. Basket Component Constituents for the S&P/ASX 200 Index are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 Basket Component Constituents may be selected.

The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor (the "IWF”) are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.

Number of Shares

When considering the AS51 eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.

Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (CDIs) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the AS51 to be reflective of the Australian market.

The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a six-month period.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

IWF

All stocks in the index are assigned an IWF, which is an adjustment factor that accounts for the publicly available shares of a company. The IWF ranges between 0 and 1 and is calculated as 1 minus the percentage of shares held by strategic shareholders who possess 5% or more of issued shares. A company must have a minimum IWF of 0.3 to be eligible for index inclusion.

S&P identifies the following shareholders whose holdings are considered to be control blocks and are subject to float adjustment:

1. Government and government agencies;

2. Controlling and strategic shareholders/partners;

3. Any other entities or individuals which hold more than 5%; excluding insurance companies, securities companies and investment funds;

4. Other restricted portions such as treasury stocks.

Liquidity Test

Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 companies of the All Ordinaries index, another member of the S&P/ASX index family.

AS51 Maintenance

S&P rebalances the Basket Component Constituents quarterly to ensure adequate market capitalization and liquidity based on the previous six months’ worth of data. The reference date used for the six months’ worth of trading data is the last Friday of the month prior to the rebalancing, except for the September rebalancing where the reference date for data used is the second to last Friday of August. Quarterly review changes take effect after the market close on the third Friday of March, June, September and December. Eligible stocks are considered for AS51 inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the AS51, provided that liquidity hurdles are met. Stocks that fail the relative liquidation criteria are typically removed from the float-adjusted market capitalization rankings.

In order to limit the level of AS51 turnover, eligible securities will only be considered for AS51 inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. In order to be added to the AS51, a stock must be ranked 179th or higher, and in order to be deleted from the AS51, a stock must be ranked 221st or lower. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing. The buffers serve as guidelines for arriving at any potential constituent changes to the AS51, however, these rules can be by-passed when circumstances warrant.

Between rebalancing dates, an AS51 addition is generally made only if a vacancy is created by an index deletion. AS51 additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between AS51 rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the AS51 at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.

Share numbers for all Basket Component Constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or $100 million in value.

Share updates for foreign-domiciled securities will take place annually at the March rebalancing. The update to the number of index shares will only take place when the 6-month average of CDIs or the total securities held in the Australian branch of the issuer sponsored register (where supplied) and in CHESS, as of the March rebalancing, differs from the current index shares by either 5% or a market-cap dollar amount greater than A$ 100 million. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

• Changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

• Rights issues, bonus issues and other major corporate actions;

• Dividend Reinvestment Plan share issuances of more than A$100 million in value; and

• Share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

The function of the IWF is also to manage the AS51 weight of foreign-domiciled securities that quote shares on the basis of CDIs. Due to the volatility that is displayed by CDIs, unusually large changes in the number of CDIs on issue could result. Where this is the case, the IWF may be used to limit the effect of unusually large changes in the average number of CDIs (and, thereby, limit the potential to manipulate this figure). Where the Australian Index Committee sees fit to apply the IWF in this manner, the rationale for the decision will be announced to the market. This will be reviewed annually at the March-quarter index rebalancing date.

AS51 Calculation

The AS51 is calculated using a base-weighted aggregate methodology. The value of the AS51 on any day for which an AS51 value is published is determined by a fraction, the numerator of which is the sum for all Basket Component Constituents of the products of the price of each stock in the AS51 times the number of shares of such stock included in the AS51 times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the AS51 from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment. This helps maintain the value of the AS51 and ensures that the movement of the AS51 does not reflect the corporate actions of the individual companies that comprise the AS51.

The table below summarizes the types of index adjustments and indicates whether the corporate action will require a divisor adjustment:

Type of Corporate Action	Index Treatment	Divisor Adjustment Required

Cash dividend	None	No

Special Cash Dividend	Price adjustment needed	Yes

Stock dividend and/or split	Shares are multiplied by and price is divided by the split factor	No

Stock dividend from class A shares into existing class B shares, both of which are included in the AS51	Adjustment for price of A; adjustment for shares in B	Yes

Stock dividend of different class, same company and is not included in the AS51	Price adjustment	Yes

Reverse Split	Adjustment for price and shares	No

Rights Offering	Adjustment for price and shares	Yes

Rights offering for a new line	Adjustment for price	Yes

New share issuance	Adjustment for shares	Yes

Reduction of capital	Share adjustment	Yes

New addition to index	Share adjustment	Yes

Deletion from index	Share adjustment	Yes

Merger (acquisition by index company for stock)	Share increase	Yes

A company that is spun-off from a Basket Component Constituent will be added to the AS51 at a zero price on the ex-date. If the spun-off company is not eligible to be included in the AS51 based on its float adjusted market capitalization then it will be removed from the AS51 at least after one day of trading regular way.

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the indices based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each security before the exchange closed. If the exchange fails to open due to unforeseen circumstances, S&P treats this closure as a standard market holiday. The AS51 will use the prior day’s closing prices and shifts any corporate actions to the following business day. If all exchanges fail to open or in other extreme circumstances, S&P may determine not to publish the AS51 for that day.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P/ASX 200 Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P/ASX 200 Index is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the S&P/ASX 200 Index without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P/ASX 200 Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P/ASX 200 Index following specified guidelines. In the event that the S&P/ASX 200 Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Prices used to calculate the S&P/ASX 200 Index are obtained from IDC and Thomson Reuters. If the relevant exchange suffers a failure or interruption, real-time calculations are halted until the exchange confirms that trading and price dissemination has resumed.

If the interruption is not resolved before the market close and the exchange publishes a list of closing prices, those prices are used to calculate the closing value of the S&P/ASX 200 Index. If no list is published, the last trade for each security before the interruption is used to calculate the closing value of the S&P/ASX 200 Index. If no trades were reported for a security, the previous close adjusted for corporate actions is used for index calculation.

In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P/ASX 200 Index.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

In the event of an unexpected exchange closure, S&P uses the following guidelines:

(i)	If an unexpected exchange closure occurs prior to the open of trading and it is indicated that trading will not open for a given day, S&P Dow Jones Indices will treat the day as an unscheduled market holiday.
(ii)	If a market disruption occurs intraday, S&P will wait for the impacted exchange to publish a list of closing prices, which will then be used to calculate the closing index values. If no list is published, the last trade for each security before the interruption is used to calculate the index closing value. If no trades were reported for a security, the previous closing price, adjusted for corporate actions, is used for index calculation.

License Agreement

The AS51 is a product of S&P, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); “Standard & Poor’s®,” “S&P/ASX 200®” and “S&P®” are trademarks of S&P Financial; and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by us. The Notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the AS51 to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the AS51 is the licensing of the AS51 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The AS51 is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the owners of Notes into consideration in determining, composing or calculating the AS51. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the AS51 will accurately track index performance or provide positive investment returns.

S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE AS51 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE AS51 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information of the Basket Components

The graphs below set forth the information relating to the historical performance of each Basket Component.

The graphs below show the daily historical closing levels of each Basket Component from December 21, 2008 through December 21, 2018. We obtained the information regarding the historical performance of each Basket Component in the charts below from Bloomberg Professional® (“Bloomberg”).

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of a Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Index Level of any Basket Component or the Final Basket Level. We cannot give you assurance that the performance of the Basket will result in any positive return on your initial investment.

Historical Performance of the EURO STOXX 50® Index

Historical Performance of the TOPIX

Historical Performance of the FTSE 100 Index

Historical Performance of the SMI® Index

Historical Performance of the S&P/ASX 200 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Hypothetical Information of the Basket

The following graph sets forth the hypothetical closing levels of the Basket for the period from December 21, 2008 through December 21, 2018, assuming that the closing level of the Basket was 100 on December 21, 2008. We derived the closing levels of the Basket based on (i) the method to calculate the basket closing level as described in this document and (ii) actual closing levels of the Basket Components on the relevant date. The closing level of the Basket has been normalized such that its hypothetical closing level on December 21, 2008 was 100. As noted in this document, the Initial Basket Level was set to 100 on the Pricing Date. The level of the Basket can increase or decrease due to changes in the levels of the Basket Components.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Basket. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences — Alternative Treatments” in the product prospectus supplement.

Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Section 1297. In addition, we will not attempt to ascertain whether any Basket Component Constituent Issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax to your investment in the Notes.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Notes and are, for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a non-U.S. corporation; or
•	an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.

If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, as discussed below, gain from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Notes are not “delta-one” with respect to any Basket Component or any U.S. Basket Component Constituent, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket Components or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket Components or the Notes. If you enter, or have entered, into other transactions in respect of the Basket Components or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a non-U.S. entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and the Basket Component Constituent Issuers).

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less any underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or has offered the Notes directly to investors. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

Delivery of the Notes will be made against payment for the Notes on January 2, 2019, which is the fifth (5th) Business Day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two Business Days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We, TDS or any of our affiliates may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us, TDS or any of our affiliates, this pricing supplement is being used in a market-making transaction unless we, TDS or any of our affiliates informs such purchaser otherwise in the confirmation of sale.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Events of Default

The indenture provides holders of Notes with remedies if we fail to perform specific obligations, such as making payments on the Notes, or if we become bankrupt. Holders should review the applicable provisions and understand which of our actions would trigger an event of default and which actions would not.

Under the indenture, “event of default” means any of the following:

•	we default in the payment of the principal of or interest on, as applicable, any note of that series and, in each case, the default continues for a period of 30 Business Days; or
•	we become insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or any statute hereafter enacted in substitution therefor, as such act, or substituted act, may be amended from time to time, (ii) we go into liquidation, either voluntary or under an order of a court of competent jurisdiction or (iii) we pass a resolution for our winding-up, liquidation or dissolution (with certain exceptions).

The indenture permits the issuance of notes in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis. For purposes of this section, with respect to notes issued on or after September 23, 2018, “series” refers to notes having identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

The indenture provides that:

•	if an event of default due to the default in payment of principal of or, if applicable, any premium or interest on, any series of senior notes issued under the indenture, or due to any event of default referred to in the last bullet above applicable to the senior notes of that series but not applicable to all outstanding senior notes issued under the indenture, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior notes of each affected series, voting as a single class, by notice in writing to TD, may declare the principal of (or such other amount as may be specified) all senior notes of each affected series and, if applicable, interest accrued thereon to be due and payable immediately; and
•	if an event of default due to specified events of bankruptcy, insolvency, winding up or liquidation of TD, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding senior notes issued under the senior debt indenture, treated as one class, by notice in writing to TD may declare the principal of (or such other amount as may be specified) all those senior notes and, if applicable, interest accrued thereon to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults.

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding senior notes affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the senior notes.

Differences in Events of Default

Notes issued by us prior to September 23, 2018, such as the Series A notes and the Series B notes, contain events of default that are different from those set forth above. In particular, the events of default applicable to the Series A notes and the Series B notes do not provide for a 30-business-day cure period with respect to any failure by us to pay the principal of or, if applicable, interest on those senior notes. Accordingly, if we fail to pay the principal of any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 7-day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay the principal of the notes. In addition, if we fail to pay, if applicable, interest on any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 30-calendar day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay, if applicable, the interest on the notes.

Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 31, 2016 which has been filed as Exhibit 5.3 to the registration statement on form F-3 filed by the Bank on May 31, 2016.

In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 31, 2016, which has been filed as Exhibit 5.2 to the registration statement on form F-3 filed by TD on May 31, 2016.